Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pearl Holdings Acquisition Corp

Cayman Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 18, 2021, except for Notes 3, 4, and 7, as to which the date is October 21, 2021, relating to the financial statements of Pearl Holdings Acquisition Corp, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Charlotte, NC

November 23, 2021